EXHIBIT 4.12

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAW OF ANY STATES.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH  REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH SALE OR TRANSFER IS EXEMPT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

LUCID, INC.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$	Rochester, New York
[*]

LUCID, INC., a New York corporation (the “Company”), the principal office of which is located at 2320 Brighton Henrietta Town Line Road, Rochester, New York 14623, for value received hereby promises to pay to [*] or registered assigns (the “Holder”), the sum of [*] or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest accrued thereon, on the Maturity Date, as defined in paragraph 1 below.  Interest will accrue on the outstanding principal at the rate of twelve percent (12%) per annum, based on a 360 day year.

This Note is one in a series of Notes in an aggregate principal amount of up to $2,800,000.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.             Principal and Interest.  The principal balance and all accrued interest thereon are due and payable in a single installment on December 31, 2011 (the “Maturity Date”). The terms “Financing Event” or “Placement” shall mean the issuance by the Company of equity interests (or debt securities convertible into equity interests) to investors in one or a series or related transactions in which the Company receives gross proceeds of at least $1.0 million.  There shall be excluded from the definition of Financing Event or Placement any of the following: the issuance of equity securities upon the exercise or conversion of currently outstanding options, warrants or convertible securities; and the issuance of equity securities upon the exercise of equity incentives granted by the Company.

2.             Events of Default.  If any of the events specified in this Section 2 shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

(i)            Default in the payment of the principal and unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within forty five (45) days after the Holder has given the Company written notice of such default; or

(ii)           The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

(iii)          If, within ninety (90) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within ninety (90) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

3.             Subordination.  The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness, as hereinafter defined.

(i)            Senior Indebtedness.  As used in this Note, the term “Senior Indebtedness” shall mean the principal of and unpaid accrued interest on:  (i) all indebtedness of the Company to banks, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured), (ii) all indebtedness of the Company that is secured by a security interest in any asset of the Company; and (iii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

(ii)           Default on Senior Indebtedness.  If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an Event of Default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.  If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, unless within three (3) months after the happening of such Event of Default, the maturity of such Senior Indebtedness shall not have been accelerated.

(iii)          Effect of Subordination.  Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 4 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 3 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

(iv)          Undertaking.  By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 3.

4.           Conversion.          The Holder of this Note may convert all, but not less than all of the principal balance and any accrued interest of this Note into fully paid and nonassessable shares of capital common stock of the Company on or prior to the Maturity Date.  Upon written notice from the Holder, the Note shall be converted into such common shares at a Company valuation (the “Conversion Value”) and at a conversion price per share of common stock (the “Conversion Price”) to be calculated as follows:

(i)            Conversion Value and Conversion Date.  Prior to the closing of the Placement or, in the absence of a closing of a Placement and prior to listing of the Company’s common stock on a recognized stock exchange, Holders who elect to convert all outstanding principal and accrued interest on their Notes shall receive Lucid common stock at a Conversion Price per share corresponding to a pre-financing valuation (or “Conversion Value”) of $17,500,000 which, when divided by the number of Lucid shares issued and outstanding on the Holder(s)’ date of conversion (the “Conversion Date”) will yield the Conversion Price per share.

(ii)           Determination of Conversion Value.  Following the closing of the Placement or, in the absence of a Placement closing following the date of listing of the Company’s shares on a recognized exchange, Holders who elect to convert all outstanding principal and accrued interest on their Notes shall receive Lucid common stock at a Conversion Price corresponding to a Conversion Value equal to:

1)             If a Placement occurs prior to Maturity, then the Conversion Value is 50% of the sum of the pre-money valuation of the Placement,  plus the gross proceeds of the sale of Company shares at the Placement closing, if any [example: if the pre-money valuation of the Placement is $35,000,000 and $10,000,000 is raised in the Placement, then the Conversion Value  will be $35,000,000 + $10,000,000=$45,000,000 X 50% = $22,500,000 ];

2)             If no Placement occurs and the Company’s shares are listed on a public stock exchange prior to Maturity, the Conversion Value is 50% of the average market value of the shares during the 30 trading days prior to the Conversion Date on the public exchange.

3)             Calculation of Conversion Price.  In either of the above cases, the Conversion Value shall be divided by the number of Lucid shares issued and outstanding on the Conversion Date to yield the Conversion Price per common share.

(iii)          Conversion Valuation on Maturity, if No Placement or Listing.  In the event no Placement and no listing of the Company’s shares on a recognized exchange occurs prior to the Maturity Date, the Holder(s) may elect to receive repayment in cash of all outstanding principal and accrued interest of their Notes on the Maturity Date OR to convert the value of all of the outstanding principal and interest of their Notes at a Conversion Value of $17,500,000 divided by the number of issued and outstanding shares on the Conversion Date to yield the Conversion Price per common share.

(iv)          Conversion Procedure.  The Company will furnish to the Holder notice of any proposed closing of a Financing Event or Placement at least ten (10) days prior to the closing of such Financing Event.  The Holder may at Holder’s sole option surrender this Note, duly endorsed, at the principal office of the Company and shall give written notice by mail, postage prepaid, to the Company at its principal office, of the name or names in which the certificate or certificates for shares of common capital stock are to be issued. Such conversion shall be deemed to have been made immediately prior to the closing of the Financing Event, and the person or persons entitled to receive the shares of common capital stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common capital stock as of such date.

(v)           Delivery of Certificates.  As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the person or persons entitled to receive the shares of common capital stock, a certificate or certificates for the number of full shares of capital stock issuable upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described below. The Company will also issue replacement Note with respect to any portion of the Note not hereby converted.

(vi)          Fractional Shares; Effect of Conversion.  No fractional shares of common capital stock shall be issued upon conversion of this Note.  In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal that is not so converted.  Upon conversion of the entire principal balance and the entire accrued interest due on this Note, the Company shall be forever released from all its obligations and liabilities under this Note.

(vii)         Termination of Conversion Rights.  To the extent that neither a Financing Event nor listing of Company shares has occurred on or before December 31, 2011, the conversion rights hereby granted shall terminate and be of no further force and effect.

5.             Assignment.  This Note shall not be assignable.

6.             Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder of this Note.

7.             Treatment of Note.  To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

8.             Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed registered or certified mail, postage prepaid, at the respective address of the parties as set forth herein.  Any party hereto may by notice so given change its address for future notice hereunder.  Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

9.             No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company; and no dividends or interest shall be payable or accrued in respect of this Note or the interest represented hereby or any shares obtainable hereunder until this Note shall have been converted.

10.           Governing law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflict of laws.

11.           Usury.  It is the express intent of the Company and the Holder that the payment of all or any portion of the outstanding principal amount of and accrued interest on this Note be exempt from the application of any applicable usury laws under any state, federal or foreign jurisdiction. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection or defense which the Company may now or hereafter have to the payment when due of any and all Note principal or accrued interest arising out of or related to a claim of usury or similar laws.

12.           Heading; References.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.  Except where otherwise indicated, all returns herein to Sections refer to Sections hereof.

IN WITNESS WHEREOF, the Company has caused this Note be issued this          day of               , 2009.

LUCID, INC.

By:
Title

Name of Holder:
Address: